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                                                                     Exhibit 4.9

                                  divine, inc.

                               Eprise Corporation
                              Amended and Restated
                             1997 Stock Option Grant
                          (Non-Qualified Stock Options)

        (Eprise Corporation Amended and Restated 1997 Stock Option Plan)

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                                TABLE OF CONTENTS

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1.  Shares Subject to Option ...............................................................    1

2.  Term and Exercise of Option ............................................................    2

3.  Terms and Conditions of Exercise .......................................................    4

4.  Option Non-Transferable ................................................................    5

5.  Right to Terminate .....................................................................    6

6.  Change in Control ......................................................................    6

7.  Suspension of Options Prior to a Dissolution, Reorganization, Etc. .....................    6

8.  Adjustment in Shares ...................................................................    6

9.  Restrictions on Transfer of Stock ......................................................    7

10.  Optionee's Status as a Stockholder ....................................................    7

11.  Notice Concerning Acquisition or Disposition of Shares ................................    7

12.  Notice Concerning Tax Matters .........................................................    7

13.  Definitions ...........................................................................    7

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                                  divine, inc.

                               Eprise Corporation
                              Amended and Restated
                             1997 Stock Option Grant
                          (Non-Qualified Stock Options)



        (Eprise Corporation Amended and Restated 1997 Stock Option Plan)



Explanatory Note
----------------

Pursuant to an Agreement and Plan of Merger, dated as of September 17, 2001, Eprise Corporation (formerly known as Inner Circle Technologies, Inc.) ("Eprise") became a wholly owned subsidiary of divine, inc., a Delaware Corporation ("divine"). divine assumed the outstanding options from the Eprise Corporation Amended and Restated 1997 Stock Option Plan (the "Plan"). Each outstanding option to purchase shares of Eprise common stock with an exercise price that, when divided by 2.4233, was greater than $0.59, being the closing sale price of divine class A common stock on the trading day immediately prior to the effective time of the merger, became exercisable, at an exercise price of $0.59, for a number of shares of divine class A common stock equal to the number of shares of Eprise common stock subject to the Eprise option. Each outstanding Eprise option with an exercise price that, when divided by 2.4233, was less than or equal to $0.59, became exercisable, at an exercise price equal to the exercise price of the Eprise option divided by 2.4233, for a number of shares of divine class A common stock determined by multiplying the number of shares of Eprise common stock subject to such Eprise option by 2.4233.

Other than as set forth in the paragraph above, the rights and obligations of each holder of Eprise options granted pursuant to this agreement remain in full force and effect

                                    Preamble
                                    --------

     This non-qualified stock option (the "Option"), was granted as of _________ ___, 20___ (the "Date of Grant"), by divine to (FIRST NAME) (LAST_NAME) (the "Optionee"), an individual who renders important services to divine or a parent or subsidiary of divine.

1.      Shares Subject to Option

     Pursuant to the provisions of the Plan, divine hereby grants to the Optionee an Option to purchase (Options) shares (the "Optioned Shares") of its class A common stock, par value $0.001 per share (the "Common Stock") at a price of $_____ per share (the "Option Price"), in accordance with and subject to all the terms and conditions of the Plan and subject to the terms and conditions hereinafter set forth. The Plan and any amendments are hereby incorporated by reference and made a part hereof.

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2.        Term and Exercise of Option

     Except as otherwise provided in the Plan, or in this Option, the Option shall terminate at the close of business ten years from the Date of Grant (the "Expiration Date") and may be exercised only by the Optionee or, to the extent provided in Section 3(c) hereof, by the Optionee's legal representative. Notwithstanding the foregoing, if the Optionee is determined to be mentally incompetent and a guardian or conservator (or other similar person) is appointed by a court of competent jurisdiction to manage the Optionee's affairs, such appointee may exercise the Option on behalf of the Optionee to the extent that the Optionee could have exercised the Option at such time.

     While the Option is effective and the Optionee continues to render Service (as hereinafter defined), the Optioned Shares shall become available for purchase by the Optionee in installments ("Vested Installments") on the following dates:

                              Date                              Number of Shares
                              ----                              ----------------

                        January 10, 2002

                          April 10, 2002

                           July 10, 2002

                        October 10, 2002

                        January 10, 2003

                          April 10, 2003

                           July 10, 2003

                        October 10, 2003

                        January 10, 2004

                          April 10, 2004

                           July 10, 2004

                        October 10, 2004

                        January 10, 2005


     Unpurchased portions of Vested Installments may be accumulated and subsequently purchased by the Optionee.

                                        2

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     Written notice of the exercise of the Option or any portion thereof shall be given to divine specifying the number of Optioned Shares for which the Option is exercised and accompanied by payment in full of the Option Price. The Option Price of each share purchased shall be paid (a) in cash, (b) by check, (c) by Immediate Sales Proceeds, as defined below, (d) by delivery or deemed delivery of other shares of divine's Common Stock owned by the Optionee (i) that have a fair market value (as determined by the Committee) equal to the Option Price of the Optioned Shares to be purchased and (ii) that have been owned by the Optionee (or other person(s) exercising the Optionee's rights under the Plan) for at least six months prior to the date of delivery or deemed delivery of such shares (or such other period as may be required to avoid a charge to divine's earnings) or were not acquired, directly or indirectly, from divine and are acceptable to the Committee, or (e) in any combination of the permitted forms of payment. If, however, the Committee established pursuant to Section 4 of the Plan (the "Committee") determines in good faith that an exercise of an Option through the delivery of shares of divine's Common Stock is not in the best interest of divine, the Committee may withhold the right to so exercise the Option and require payment of the purchase price by one or more of the other permitted methods. Notwithstanding the foregoing, this Option may not be exercised by payment with Immediate Sales Proceeds or by delivery and assignment to divine of shares of divine's Common Stock to the extent that such payment or such delivery and assignment would constitute a violation of the provisions of any law, or related regulation or rule, or any agreement or policy of divine, restricting the transfer or redemption of divine's stock.

     As used herein, the term "Immediate Sales Proceeds" shall mean the assignment in form acceptable to divine of the proceeds of a sale of the Optioned Shares acquired on the exercise of this Option pursuant to a procedure approved by the Committee. The Committee reserves the right to decline to approve any such procedure in the Committee's sole and absolute discretion.

     As used herein, the term "deemed delivery" of shares shall mean the offset by divine of a number of shares subject to the Option against an equal number of shares of divine's Common Stock owned by the Optionee, which may be accomplished by attestation by the Optionee as to such shares owned.

     In addition to payment of the Option Price for each Optioned Share purchased, the Optionee shall pay the amount of federal, state and local withholding taxes determined by the Committee (or by the Committee's designate) to be owing with respect to the compensation income that the Optionee will realize upon each Share purchased. The Optionee may elect to satisfy such withholding obligations, in whole or in part, (a) by delivering to divine a check for the amount required to be withheld or (b) through the surrender (by actual or deemed delivery) of shares of divine's Common Stock owned by the Optionee (i) that have a fair market value (as determined by the Committee) equal to the amount required to be withheld and (ii) that have been owned by the Optionee (or other person(s) exercising the Optionee's rights under the Plan) for at least six months prior to the date of delivery or deemed delivery of such shares (or such other period as may be required to avoid a charge to divine's earnings) or were not acquired, directly or indirectly, from divine and are acceptable to the Committee, or (c) to the extent of the minimum applicable federal and state withholding rates only, through the surrender of shares of divine's Common Stock to which the participant is otherwise entitled under the Plan, subject to the discretion of the Committee to require payment in cash if it determines that payment by other methods is not in the best interests of divine.

                                        3

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     divine, upon fulfillment of the requirements for exercise, including receipt of the payment of the Option Price and all applicable withholding taxes, shall deliver the Optioned Shares purchased hereunder to the Optionee.

     This Option shall be deemed to have been exercised in full (to the extent not previously exercised) on the last day the Option is exercisable if the Option would have a before-tax value of at least $200,000 to the Optionee upon exercise on such date. Such deemed exercise shall be subject to payment in full of the exercise price (and all applicable withholding taxes) by any of the methods permitted in this Option, but subject to the discretion of divine to require payment in cash if it determines that payment by other methods is not in the best interests of divine.

3.        Terms and Conditions of Exercise

     Each exercise and purchase of Optioned Shares pursuant to the Option shall be subject to the following terms and conditions (in addition to those set forth elsewhere in this Option):

          a) Except as provided herein or in paragraphs (b) and (c) below, the Optionee shall have rendered continuous Service from the Date of Grant until the date of exercise. Notwithstanding the preceding sentence, if the Optionee's Service is involuntarily terminated by divine and the Committee determines that such termination was not in any degree caused by the Optionee's conduct or performance, the Optionee may purchase in whole or in part within three months after such termination of Service Optioned Shares that were Vested Installments on Optionee's termination date, provided that the Expiration Date of the Option as to such Shares purchased shall not have occurred prior to the time that the Option is exercised.

          b) If the Optionee ceases to render Service because of Disability (as hereinafter defined), the Optionee may at any time within a period of twelve months after the date of such cessation of Service exercise the Option as to Optioned Shares that were Vested Installments on the date of such cessation and provided that the Expiration Date of the Option as to the Optioned Shares shall not have occurred prior to the time that the Option is exercised.

          c) If the Optionee ceases to render Service because of death, then his legal representative or the person or persons to whom his rights under the Option shall pass by will or by the applicable laws of descent and distribution shall be entitled within twelve months after the date of his death to exercise the Option as to Optioned Shares that were Vested Installments on the date of Optionee's death and provided that the Expiration Date of the Option as to the Optioned Shares purchased shall not have occurred prior to the time that the Option is exercised.

          d) The Optionee shall hold the Optioned Shares for investment and not with a view to, or for resale in connection with, any public distribution of such Shares, and if requested, shall deliver to divine appropriate certificates to that effect. This restriction shall terminate upon the registration of such Shares under federal and state securities laws or if, in the opinion of counsel for divine, such Shares may be resold without registration.

          e) In the event that divine, upon the advice of counsel, deems it necessary to list upon official notice of issuance any shares to be issued pursuant to the Plan on a national securities exchange or to register under the Securities Act of 1933 or other applicable federal or state statute any shares to be issued pursuant to the Plan, or to qualify any such shares for

                                        4

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exemption from the registration requirements of the Securities Act of 1933 under the Rules and Regulations of the Securities and Exchange Commission or for similar exemption under state law, then divine shall notify the Optionee to that effect and no Optioned Shares shall be issued until such registration, listing or exemption has been obtained. divine shall make prompt application for any such registration, listing or exemption pursuant to federal or state law or rules of such securities exchange that it deems necessary and shall make reasonable efforts to cause such registration, listing or exemption to become and remain effective.

          f) divine will furnish upon request of the Optionee copies of the certificate of incorporation of divine, as amended, and bylaws of divine, as amended, and such publicly available financial and other information concerning divine and its business and prospects as may be reasonably requested by the Optionee in connection with exercise of this Option.

          g) The Optionee shall comply with all terms and conditions of the Plan (a copy of which is attached hereto) and of this Option. All decisions under, and interpretations of, the provisions of the Plan and of this Option by the Board (as hereinafter defined) or by the Committee shall be final, binding and conclusive upon the Optionee and anyone claiming through the Optionee.

          h) If the Optionee is an employee of divine and his or her Service is terminated for "Misconduct" (as defined in the Plan), this Option shall terminate on the date of such termination of employment with respect to any Optioned Shares that have become exercisable in a Vested Installment during the period commencing on the date that is six months prior to the date upon which such Misconduct is determined by the Board to have commenced or occurred and this Option shall thereupon not be exercisable to the extent of such termination.

4.        Option Non-Transferable

     This Option may not be transferred by the Optionee or by operation of law other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the restrictions on transfer in this Section 4 shall not apply to a gratuitous transfer of this Option to a Permitted Transferee, as defined below. Upon such a gratuitous transfer of this Option in accordance with this
Section 4, the transferee or transferees shall have the right to exercise this Option to the same extent the Optionee would have had if the transfer had not been made. Except to the extent specifically provided in Section 2 or 3 or this
Section 4, this Option may be exercised during the lifetime of the Optionee only by the Optionee.

     As used herein, a "Permitted Transferee" of an Optionee shall mean (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, daughter-in-law, son-in-law, sister-in-law or brother-in-law (including adoptive relationships), any person sharing the Optionee's household (other than a tenant or an employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than fifty percent of the voting interests or (ii) the beneficial owner of the shares for which the Optionee acts as trustee.

                                       5

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     In the event of any transfer to a Permitted Transferee, the Optionee shall deliver prompt written notice of such transfer to divine.

5.        Right to Terminate

     Nothing contained in the Plan or this Option shall restrict the right of divine to terminate the employment of the Optionee or other Service by the Optionee at any time and for any reason, with or without notice.

6.        Change in Control

     Notwithstanding anything to the contrary in the Plan or this Option grant (but subject to the provisions of Section 12 of the Plan), upon the occurrence of a Change in Control (as defined in Section 12 of the Plan) of divine, the Optioned Shares that would have become Vested Installments within the first you following the date of such Change in Control shall be accelerated and vest immediately on the date of such Change in Control.

7.        Suspension of Options Prior to a Dissolution, Reorganization, Etc.

     Prior to any dissolution, liquidation, merger, consolidation or reorganization of divine as to which divine will not be the surviving corporation, or the sale or exchange of substantially all of the Common Stock or the sale of substantially all of the assets of divine (the "Event"), the Board or the Committee may decide to terminate each outstanding Option, solely as to unpurchased Optioned Shares. If the Board or the Committee so decides, each Option (including this Option) shall terminate as of the effective date of the Event, but the Board or the Committee shall suspend the exercise of all outstanding Options a reasonable time prior to the Event, giving each Optionee not less than fourteen days written notice of the date of suspension, prior to which date an Optionee may purchase in whole or in part the Optioned Shares that are Vested Installments as of the date of purchase. If the Event is not consummated, the suspension shall be removed and all Options shall continue in full force and effect, subject to the terms thereof.

8.        Adjustment in Shares

     Appropriate adjustment shall be made by the Committee in the number, kind and Option Price of the Optioned Shares covered by this Option to give effect to any stock dividends, stock splits, stock combinations, recapitalizations and other similar changes in the capital structure of divine after the Date of Grant of the Option. In the event of a change of the Common Stock resulting from a merger or similar reorganization as to which divine is the surviving corporation, the number, kind and Option Price of the Optioned Shares covered by this Option shall be appropriately adjusted in such manner as the Committee shall deem equitable to prevent dilution or enlargement of the rights granted hereunder.

                                       6

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9.        Restrictions on Transfer of Stock

     The shares of stock issued on exercise of the Option shall be subject to any restrictions on transfer then in effect pursuant to the certificate of incorporation or bylaws of divine and to any other restrictions or provisions attached hereto and made a part hereof or set forth in any other contract or agreement binding on the Optionee.

10.       Optionee's Status as a Stockholder

     The Optionee shall have no rights as a stockholder with respect to the Optioned Shares until the exercise of the Option and the issuance of a stock certificate for the Optioned Shares with respect to which the Option shall have been exercised.

11.       Notice Concerning Acquisition or Disposition of Shares

     If divine is subject to Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") at the time an Option granted hereby is exercised or the Optioned Shares purchased under the Option are sold, the Optionee may be subject (upon such exercise or sale and/or upon purchases or sales of the Common Stock within six months before or after any such exercise or sale) to the requirements, restrictions and sanctions of said Section 16(b) and the rules and regulations promulgated thereunder unless the Plan and this Option have been put into compliance with Rule 16b-3 promulgated under the Exchange Act (or any applicable successor rule) and the Optionee complies with all applicable requirements of said Rule 16b-3. Optionees should assume that the Plan and this Option do not comply with Rule 16b-3 unless specifically informed otherwise by divine in writing.

12.       Notice Concerning Tax Matters

     divine makes no representation about the tax treatment to the Optionee with respect to the receipt or exercise of the Option or the acquisition, holding or disposition of the Optioned Shares.

     The Optionee will recognize compensation income for regular federal income tax purposes on the date the Option is exercised in the amount by which the fair market value of the Optioned Shares on the date of exercise exceeds the Option Price. The Optionee must remit to divine all applicable federal, state and local withholding taxes with respect to the compensation income recognized on the Optioned Shares.

     The Optionee is urged to consult a professional tax adviser of his or her choosing for advice as to the tax consequences (including the application of Section 83 of the Code) of receiving or exercising an Option or of holding or selling Optioned Shares purchased under the Option.

13.       Definitions

          (a) "Board" means the Board of Directors of divine.

                                       7



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          (b) "Code" means the Internal Revenue Code of 1986, as heretofore and hereafter amended, and the regulations promulgated thereunder.

          (c) "Service" means the performance of work for divine as an employee, director, consultant, or other individual contributor.

                                       8



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     Executed as of the date first set forth above.

                                        divine, inc.


                                        By: __________________________________
                                            Its:______________________________



     Attest:



     This Option is accepted and the terms and conditions of the Plan and of this Option are assented to by the Optionee on the date stated below:


                                        OPTIONEE:

                                        Name:((FIRST NAME)) ((LAST NAME))

                                        Dated:

                                       9